NEWS BULLETIN RE: CLAIRE’S STORES, INC. 3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900

CLAIRE’S STORES, INC. REPORTS SEPTEMBER
COMPARABLE STORE SALES INCREASE ONE PERCENT;
THIRD QUARTER COMPARABLE STORE SALES GUIDANCE ADJUSTED

PEMBROKE PINES, FL., October 5, 2006. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the five weeks ended September 30, 2006 comparable store sales rose one percent compared to last September, when comparable store sales rose eight percent. Total sales during the five-week period ended September 30, 2006 increased eight percent to $125,508,000 compared with $116,366,000 for the comparable five-week period last year.

Comparable store sales results for September 2006 compared to September 2005 were as follows:

•	Claire’s North America: positive low single digits

•	Claire’s International: negative low single digits

•	Icing by Claire’s: negative low single digits

Please note that our comparable store sales numbers are calculated in local currencies. Total sales numbers give effect to the impact of foreign exchange.

For the first eight months of Fiscal 2007, sales increased six percent to $903,263,000 compared to sales of $854,844,000 for the comparable period last year. Year to date, comparable store sales increased two percent compared with an increase of six percent during the first eight months of Fiscal 2006.

Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “During the past two years, a primary focus in our International business has been the exporting and implementing of North American best practices. Our first area of emphasis was store operations. This year, we turned our attention to our merchandising best practices and the creation of a more centralized merchandising operation. We believe that our 70/30 formula mix creates a solid product platform. We are still working on other issues, particularly in the area of allocation and feel that once our enhanced IT systems are in place, this overhaul of our international business platform will once again return us to healthy comparable store sales gains.”

Marla Schaefer, Co-Chairman and Co-CEO noted that, “Our Claire’s North American stores continued to outperform Icing by Claire’s in September. This fall, our less expensive, value priced items are, in general, outperforming higher ticket items. In addition, this season’s more streamlined styles are priced somewhat lower than last year’s heavily embellished Bohemian products. Icing by Claire’s has been more severely impacted by this trend, as it is more fashion oriented. However, we are heartened by the fact that customers continue to view Claire’s and Icing by Claire’s as prime destinations for fashionable, value priced costume jewelry and accessories.”

Comparable Store Sales Outlook for the Third Fiscal Quarter
In light of our comparable store sales performance in August and September, we are revising our comparable store sales estimate for the third fiscal quarter. We now project that comparable store sales will range from flat to positive two percent.

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2007	FY 2006	CHANGE	CHANGE
February	$90,939	$88,139	3%	4%
March	$116,666	$119,692	-3%	-3%
April	$104,251	$94,877	10%	9%
May	$102,562	$94,593	8%	4%
June	$132,514	$124,336	7%	2%
July	$114,049	$106,113	7%	2%
August	$116,774	$110,728	5%	1%
September	$125,508	$116,366	8%	1%
Year-to-Date	$903,263	$854,844	6%	2%

Company Overview

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of September 30, 2006, Claire’s Stores, Inc. operated approximately 2,960 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, Holland and Belgium. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 190 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses approximately 105 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and seven stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the fiscal year ended January 28, 2006. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com